Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Fourth Quarter and Full Year 2009 Results

Fourth Quarter Highlights

•                  Total revenue increased 9% to $2.1 billion with a decline in organic revenue of 2%

•                  EPS from continuing operations was $0.49 and adjusted EPS from continuing operations, excluding certain items, increased 20% to $0.96

•                  Brokerage revenue increased 8% to $1.7 billion with a decline in organic revenue of 1%

•                  Brokerage pretax margin was 11.5% and the adjusted pretax margin, excluding certain items, increased 160 basis points to 21.4%

•                  Consulting revenue increased 2% to $350 million with a decline in organic revenue of 4%

•                  Consulting pretax margin was 17.4% and the adjusted pretax margin, excluding certain items, increased 240 basis points to 21.4%

•                  Repurchased 8.6 million shares of common stock for $340 million

•                  Increased estimated annualized savings for the 2007 restructuring program by $69 million to $536 million, and costs necessary to achieve savings by $50 million to $750 million

•                  Completed acquisitions of Allied North America and FCC Global Insurance Services in construction and Carpenter Moore Insurance Services in professional liability

CHICAGO, IL — February 5, 2010 - Aon Corporation (NYSE: AON) today reported results for the fourth quarter and full year ended December 31, 2009.

Net income attributable to Aon stockholders was $198 million or $0.69 per share, compared to a loss of $6 million or $0.02 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations increased 15% to $142 million or $0.49 per share, compared to $123 million or $0.42 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations per share, excluding certain items, increased 20% to $0.96 compared to $0.80 for the prior year quarter.  Certain items that impacted fourth quarter results and comparisons with the prior year quarter are detailed in the reconciliation of non-GAAP measures on page 12 of this press release.

“Our fourth quarter results reflect solid operational performance across both Brokerage and Consulting.  On an adjusted basis, total pretax margin increased 190 basis points and EPS from continuing operations increased 20 percent, despite difficult economic conditions and a 63 percent decline in investment income.  Colleagues globally have done an outstanding job supporting our clients in a very challenging year, and we begin 2010 in a position of strength in the industry,” said Greg Case, president and chief executive officer.  “Recent investments across our organization in construction, professional liability, claims consulting and key talent continue to strengthen our client-serving capability, while our restructuring programs continue to deliver additional cost savings and margin improvement.  With the achievement of a 20% adjusted pretax margin in Brokerage for 2009, we are establishing a new long-term pretax margin target of 25% for the Brokerage segment.  Finally, our balance sheet and strong cash flow provide significant financial flexibility to create shareholder value, as highlighted by the repurchase of an additional $340 million of stock during the quarter, and the authorization of a new two billion dollar share repurchase program subsequent to the close of 2009.”

FOURTH QUARTER FINANCIAL SUMMARY

Total revenue increased 9% to $2.1 billion due to a 6% increase from foreign currency translation and a 5% increase from acquisitions, primarily Benfield, net of dispositions, partially offset by a $24 million or 63% decline in investment income.

Total operating expenses increased 10% or $162 million to $1.8 billion due primarily to an estimated $96 million unfavorable impact from foreign currency translation, an $88 million increase in restructuring related expenses and the inclusion of Benfield operating expenses, partially offset by benefits related to the 2007 and Aon Benfield restructuring programs and lower errors and omissions expense resulting from insurance recoveries.

Restructuring expenses were $175 million in the fourth quarter compared to $87 million in the prior year quarter.  An analysis of restructuring-related expenses by segment and type for both the 2007 and Aon Benfield restructuring programs are detailed on page 13 of this release.

Restructuring savings in the fourth quarter related to the 2007 restructuring program are estimated at $108 million compared to $32 million in the prior year quarter.  Of the estimated restructuring savings in the fourth quarter, $90 million were related to the Brokerage segment primarily from workforce reduction.  Before any potential reinvestment of savings, the 2007 restructuring program delivered $269 million of cumulative cost savings in 2009, and is now expected to deliver $536 million of annualized run-rate cost savings by the end of 2010, primarily as a result of additional cost savings opportunities to streamline support functions globally.

Restructuring savings in the fourth quarter related to the Aon Benfield restructuring program are estimated at $17 million.  Before any potential reinvestment of savings, the Benfield restructuring program delivered $45 million of cumulative cost savings in 2009, and is expected to deliver cumulative cost savings of $90-100 million in 2010 and $122 million in 2011.

Currency fluctuations in the fourth quarter favorably impacted adjusted net income from continuing operations by $0.05 per diluted share when the Company translates prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income from continuing operations decreased to 25.4% for the fourth quarter compared to 28.2% for the prior year quarter due primarily to changes in the geographical distribution of income. The Company anticipates an effective tax rate on net income from continuing operations of 28.0% for 2010.

Average diluted shares outstanding decreased to 287.8 million in the fourth quarter compared to 291.4 million in the prior year quarter due primarily to the Company’s share repurchase program.  During the quarter, the Company repurchased 8.6 million shares of common stock for $340 million.  The company has approximately $265 million remaining under the existing share repurchase program previously authorized in 2005.

Discontinued Operations after-tax income was $56 million or $0.20 per share in the fourth quarter compared to an after-tax loss of $129 million or $0.44 per share in the prior year quarter.  The fourth quarter primarily reflects the recognition of a foreign tax credit carryback related to the completed sale of Combined Insurance Companies of America (CICA).  The prior year quarter included an estimated $116 million loss on disposal of the property and casualty insurance operations and the results of Automobile Insurance Specialists (AIS).

FOURTH QUARTER SEGMENT REVIEW

Certain noteworthy items impacted pretax income and pretax margins in the fourth quarter of 2009 and 2008.  The fourth quarter segment reviews provided below include supplemental information related to organic revenue growth, adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue Growth” on page 11 and “Reconciliation of Non-GAAP Measures - Segments and Diluted Earnings Per Share” on page 12 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

	Fourth Quarter Ended			Less:	Less: Acquisitions,	Organic
(millions) Commissions, Fees and Other	Dec 31, 2009	Dec 31, 2008	% Change	Currency Impact	Divestitures, Other	Revenue Growth
Retail	$1,347	$1,285	5%	7%	(1)%	(1)%
Reinsurance	339	247	37	4	35	(2)
Subtotal	$1,686	$1,532	10%	6	5	(1)

Investment Income	14	37	(62)%
Total Revenue	$1,700	$1,569	8%

Risk and Insurance Brokerage Services total revenue increased 8% to $1.7 billion compared to the prior year quarter due to a 6% favorable impact from foreign currency translation on commissions and fees and a 5% increase from acquisitions, primarily Benfield, net of dispositions, partially offset by a $23 million or 62% decline in investment income.

Retail organic revenue declined 1% compared to the prior year quarter.  By geographic region in Retail, the Americas organic revenue was similar to the prior year quarter as strong growth in Latin America and strong new business growth in U.S. retail was offset by the impact of soft pricing and lower exposure units on renewal business in Canada and U.S. retail.  U.K. organic revenue decreased 9% due primarily to weak economic conditions, soft pricing and lower new business.  EMEA organic revenue increased 2% due to strong growth in emerging markets, partially offset by weak economic conditions in Continental Europe.  APAC organic revenue was similar to the prior year reflecting strong growth in emerging markets partially offset by soft market conditions in Australia.  Reinsurance organic revenue decreased 2% due primarily to higher cedent retentions in treaty business, partially offset by new business growth in treaty placements globally, facultative and capital markets transactions.

	Fourth Quarter Ended
(millions)	Dec 31, 2009	Dec 31, 2008	% Change
Revenue	$1,700	$1,569	8%
Expenses
Compensation and benefits	1,099	934	18
Other expenses	407	425	(4)
Total operating expenses	1,506	1,359	11
Operating income	$194	$210	(8)%
Other income (expense)	2	3	(33)
Pretax income	$196	$213	(8)%
Pretax margin	11.5%	13.6%

Pretax income - adjusted	$363	$310	17%
Pretax margin - adjusted	21.4%	19.8%

Compensation and benefits for the fourth quarter increased 18% or $165 million compared to the prior year quarter including an $88 million increase in restructuring related costs, a $54 million unfavorable impact from foreign currency translation and increased operating expenses from the Benfield merger, partially offset by benefits related to the restructuring programs.  Other operating expenses for the fourth quarter decreased 4% or $18 million from the prior year quarter due primarily to lower errors and omissions expense resulting from insurance recoveries and benefits related to the restructuring programs, partially offset by a $25 million unfavorable impact from foreign currency translation and the inclusion of Benfield operating expenses.

Fourth quarter pretax income decreased 8% to $196 million.  Adjusting for certain items detailed on page 12 of this press release, pretax income increased 17% or $53 million to $363 million and pretax margin increased 160 basis points to 21.4% versus the prior year quarter due primarily to benefits of the restructuring programs and lower errors and omissions expense, partially offset by a $23 million decrease in investment income.

CONSULTING

	Fourth Quarter Ended			Less:	Less: Acquisitions,	Organic
(millions) Commissions, Fees and Other	Dec 31, 2009	Dec 31, 2008	% Change	Currency Impact	Divestitures, Other	Revenue Growth
Services	$299	$289	3%	5%	2%	(4)%
Outsourcing	51	52	(2)	3	(3)	(2)
Subtotal	$350	$341	3%	5%	2%	(4)%

Investment Income	—	1	(100)%
Total Revenue	$350	$342	2%

Consulting total revenue increased 2% to $350 million compared to the prior year quarter due primarily to a 5% favorable impact from foreign currency translation and a 2% increase from acquisitions, net of dispositions, partially offset by a 4% decline in organic commissions and fees revenue.  Organic revenue in Services decreased 4% primarily reflecting a decline in compensation and retirement consulting, partially offset by growth in international health and benefits.  Organic revenue in Outsourcing declined 2% as the wind down from a previously announced outsourcing contract was completed in the fourth quarter.

	Fourth Quarter Ended
(millions)	Dec 31, 2009	Dec 31, 2008	% Change
Revenue	$350	$342	2%
Expenses
Compensation and benefits	210	203	3
Other expenses	81	84	(4)
Total operating expenses	291	287	1
Operating income	$59	$55	7%
Other income (expense)	2	—	N/A
Pretax income	$61	$55	11%
Pretax margin	17.4%	16.1%

Pretax income - adjusted	$75	$65	15%
Pretax margin - adjusted	21.4%	19.0%

Compensation and benefits for the fourth quarter increased 3% or $7 million from the prior year quarter including a $10 million unfavorable impact from foreign currency translation and a $4 million increase in restructuring related costs, partially offset by benefits related to the 2007 restructuring program.  Other operating expenses decreased 4% or $3 million compared to the prior year quarter due to benefits related to the 2007 restructuring program and lower errors and omissions expense resulting from insurance recoveries, partially offset by a $6 million unfavorable impact from foreign currency translation.

Fourth quarter pretax income increased 11% to $61 million.  Adjusting for certain items detailed on page 12 of this press release, pretax income increased 15% or $10 million to $75 million and pretax margin increased 240 basis points to 21.4% versus the prior year quarter due primarily to benefits related to the 2007 restructuring program and lower errors and omissions expense, partially offset by a decline in organic revenue.

UNALLOCATED INCOME AND EXPENSE

	Fourth Quarter Ended
(millions)	Dec 31, 2009	Dec 31, 2008	% Change
Total segment income before tax	$257	$268	(4)%
Unallocated revenue	29	—	N/A
Unallocated expenses	(43)	(74)	(42)
Interest income	10	13	(23)
Interest expense	(35)	(30)	17
Income from continuing operations before tax	$218	$177	23%

Unallocated revenue for the fourth quarter was $29 million reflecting the Company’s equity ownership in certain insurance investment funds.  Unallocated expenses decreased $31 million to $43 million.  The fourth quarter included $5 million of expense related to the Company’s equity ownership in certain insurance investment funds.  The prior year quarter included $44 million of hedging costs related to the Benfield transaction.  Interest income decreased $3 million to $10 million compared to the prior year quarter due primarily to lower cash balances.  Interest expense increased $5 million to $35 million due to an increase in the average rate on outstanding debt.

2009 FULL YEAR SUMMARY

Total revenue for 2009 increased 1% to $7.6 billion due to a 7% increase from acquisitions, primarily Benfield, net of dispositions, primarily offset by a 4% unfavorable impact from foreign currency translation and a $97 million or 57% decline in investment income.  Risk and Insurance Brokerage Services total revenue increased 2% to $6.3 billion and Consulting total revenue decreased 7% to $1.3 billion.

Net income attributable to Aon stockholders for 2009 decreased 49% to $747 million compared to $1.5 billion for the prior year.  The prior year included a $935 million after-tax gain on the sales of Combined Insurance Companies of America (CICA) and Sterling Life Insurance (Sterling).  Net income attributable to Aon stockholders from continuing operations increased 2% to $636 million compared to $621 million for the prior year.  Net income attributable to Aon stockholders, excluding certain items, increased 4% to $906 million compared to $874 million for the prior year.  Certain items that impacted full year results and comparisons against the prior year are detailed in the reconciliations of the impact of non-GAAP measures on page 12.

Net income attributable to Aon stockholders for 2009 decreased 46% to $2.57 per share compared to $4.80 per share for the prior year.  Net income attributable to Aon stockholders from continuing operations increased 7% to $2.19 per share compared to $2.04 per share for the prior year.  Net income attributable to Aon stockholders, excluding certain items, increased 8% to $3.11 per share compared to $2.87 per share for the prior year.  Certain items that impacted full year results and comparisons against the prior year are detailed in the reconciliations of the impact of non-GAAP measures on page 12.

During 2009, the Company repurchased approximately 15.1 million shares of common stock for $590 million at an average price of $39.17 per share.

SUBSEQUENT EVENTS

In January 2010, the Board of Directors authorized a new share repurchase program under which up to $2 billion of common stock may be repurchased from time to time depending on market conditions or other factors through open market or privately negotiated transactions.  Repurchases will commence under the new share repurchase program upon conclusion of the existing program.

Conference Call and Webcast Details

The Company will host a conference call on Friday, February 5, 2010 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE: AON) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting. Through its more than 36,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally through more than

500 offices in more than 120 countries. Named the world’s best broker by Euromoney magazine’s 2008 and 2009 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s largest insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on brokerage revenues in 2007, 2008, and 2009, and Aon was voted best insurance intermediary, best reinsurance intermediary and best employee benefits consulting firm in 2007, 2008 and 2009 by the readers of Business Insurance. For more information on Aon, log onto http://www.aon.com.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws, the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and our ability to integrate Benfield successfully and to realize the anticipated benefits of the Benfield merger.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

Explanation of Non-GAAP Measures

This press release includes supplemental information related to organic revenue growth and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges and certain other noteworthy items that affected results for the comparable periods.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliation is provided in the attached schedules.  Supplemental organic revenue growth information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Statements of Income.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Statements of Income (Unaudited)

	Fourth Quarter Ended			Twelve Months Ended
(millions except per share data)	Dec. 31, 2009	Dec. 31, 2008	Percent Change	Dec. 31, 2009	Dec. 31, 2008	Percent Change
Revenue
Commissions, fees and other	$2,059	$1,868	10%	$7,521	$7,357	2%
Investment income	14	38	(63)	74	171	(57)
Total revenue	2,073	1,906	9	7,595	7,528	1

Expenses
Compensation and benefits	1,330	1,153	15	4,597	4,581	—
Other general expenses	434	452	(4)	1,735	1,785	(3)
Depreciation and amortization	68	65	5	242	222	9
Total operating expenses	1,832	1,670	10	6,574	6,588	—
Operating income	241	236	2	1,021	940	9

Interest income	10	13	(23)	30	94	(68)
Interest expense	(35)	(30)	17	(122)	(126)	(3)
Other income (expense)	2	(42)	N/A	20	(29)	N/A
Income from continuing operations before income taxes	218	177	23	949	879	8
Income taxes (1)	56	50	12	268	242	11
Income from continuing operations	162	127	28	681	637	7

Income (loss) from discontinued operations before income taxes	(10)	(184)	(95)	83	1,256	(93)
Income taxes (2)	(66)	(55)	20	(28)	415	N/A
Income (loss) from discontinued operations	56	(129)	N/A	111	841	(87)

Net income (loss)	218	(2)	N/A	792	1,478	(46)
Less: Net income attributable to the noncontrolling interests	20	4	400	45	16	181
Net income (loss) attributable to Aon stockholders	$198	$(6)	N/A %	$747	$1,462	(49)%

Net income (loss) attributable to Aon stockholders:
Income from continuing operations	$142	$123	15%	$636	$621	2%
Income (loss) from discontinued operations	56	(129)	N/A	111	841	(87)
Net income (loss)	$198	$(6)	N/A %	$747	$1,462	(49)%

Basic net income (loss) per share attributable to Aon stockholders (3):
Income from continuing operations	$0.51	$0.44	16%	$2.25	$2.12	6%
Income (loss) from discontinued operations	0.20	(0.46)	N/A	0.39	2.87	(86)
Net income (loss)	$0.71	$(0.02)	N/A %	$2.64	$4.99	(47)%

Diluted net income (loss) per share attributable to Aon stockholders (3):
Income from continuing operations	$0.49	$0.42	17%	$2.19	$2.04	7%
Income (loss) from discontinued operations	0.20	(0.44)	N/A	0.38	2.76	(86)
Net income (loss)	$0.69	$(0.02)	N/A %	$2.57	$4.80	(46)%

Weighted average common shares outstanding - diluted	287.8	291.4	(1)%	291.1	304.5	(4)%

(1)

Tax rate for continuing operations is 25.4% and 28.2% for the fourth quarters ended December 31, 2009 and 2008, respectively, and 28.2% and 27.5% for the twelve months ended December 31, 2009 and 2008, respectively.

(2)

Tax rate for discontinued operations is not meaningful for the fourth quarter and twelve months ended December 31, 2009. The tax rate for discontinued operations was 29.9% and 33.0% for the fourth quarter and twelve months ended December 31, 2008, respectively.

(3)

The basic and diluted earnings per share calculation was performed using the two-class method and included the impact of certain unvested share-based payment awards that have the right to receive nonforfeitable dividends.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Fourth Quarter Ended				Twelve Months Ended
(millions)	Dec. 31, 2009	Dec. 31, 2008	Percent Change	Organic Revenue Growth (1)	Dec. 31, 2009	Dec. 31, 2008	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk and Insurance Brokerage Services	$1,686	$1,532	10%	(1)%	$6,232	$6,029	3%	(1)%
Consulting	350	341	3	(4)	1,266	1,353	(6)	(2)
Total Operating Segments	$2,036	$1,873	9%	(2)%	$7,498	$7,382	2%	(1)%

Investment Income
Risk and Insurance Brokerage Services	$14	$37	(62)%		$73	$168	(57)%
Consulting	—	1	(100)		1	3	(67)
Total Operating Segments	$14	$38	(63)%		$74	$171	(57)%

Total Revenue
Risk and Insurance Brokerage Services	$1,700	$1,569	8%		$6,305	$6,197	2%
Consulting	350	342	2		1,267	1,356	(7)
Unallocated	29	—	N/A		49	—	N/A
Intersegment	(6)	(5)	20		(26)	(25)	4
Total	$2,073	$1,906	9%		$7,595	$7,528	1%

(1)

Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.  Organic revenue growth, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon Corporation

Segments (Unaudited)

Risk and Insurance Brokerage Services - Continuing Operations

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2009	Dec. 31, 2008	Percent Change	Dec. 31, 2009	Dec. 31, 2008	Percent Change
Revenue
Commissions, fees and other	$1,686	$1,532	10%	$6,232	$6,029	3%
Investment income	14	37	(62)	73	168	(57)
Total revenue	1,700	1,569	8	6,305	6,197	2

Expenses
Compensation and benefits	1,099	934	18	3,777	3,707	2
Other general expenses	407	425	(4)	1,628	1,644	(1)
Total operating expenses	1,506	1,359	11	5,405	5,351	1

Operating income	194	210	(8)	900	846	6
Other income (expense)	2	3	(33)	14	21	(33)
Segment income before income taxes	$196	$213	(8)%	$914	$867	5%

Segment pretax income margin	11.5%	13.6%		14.5%	14.0%

Consulting - Continuing Operations

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2009	Dec. 31, 2008	Percent Change	Dec. 31, 2009	Dec. 31, 2008	Percent Change
Revenue
Commissions, fees and other	$350	$341	3%	$1,266	$1,353	(6)%
Investment income	—	1	(100)	1	3	(67)
Total revenue	350	342	2	1,267	1,356	(7)

Expenses
Compensation and benefits	210	203	3	754	815	(7)
Other general expenses	81	84	(4)	310	333	(7)
Total operating expenses	291	287	1	1,064	1,148	(7)

Operating income	59	55	7	203	208	(2)
Other income (expense)	2	—	N/A	2	1	100
Segment income before income taxes	$61	$55	11%	$205	$209	(2)%

Segment pretax income margin	17.4%	16.1%		16.2%	15.4%

Reconciliation of segment income before income taxes to income from continuing operations before income taxes:

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2009	Dec. 31, 2008	Percent Change	Dec. 31, 2009	Dec. 31, 2008	Percent Change
Segment income before income taxes
Risk and Insurance Brokerage Services	$196	$213	(8)%	$914	$867	5%
Consulting	61	55	11	205	209	(2)
Total segment income before income taxes	257	268	(4)	1,119	1,076	4
Unallocated revenue	29	—	N/A	49	—	N/A
Unallocated expenses	(43)	(74)	(42)	(127)	(165)	(23)
Interest income	10	13	(23)	30	94	(68)
Interest expense	(35)	(30)	17	(122)	(126)	(3)
Income from continuing operations before income taxes	$218	$177	23%	$949	$879	8%

Pretax income margin	10.5%	9.3%		12.5%	11.7%

Aon Corporation

Reconciliation of Non-GAAP Measures - Organic Revenue Growth (Unaudited)

	Fourth Quarter Ended
(millions)	Dec. 31, 2009	Dec. 31, 2008	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk and Insurance Brokerage Services Segment:
Retail brokerage
Americas	$657	$642	2%	3%	(1)%	—%
United Kingdom	186	196	(5)	3	1	(9)
Europe, Middle East & Africa	366	329	11	11	(2)	2
Asia Pacific	138	118	17	21	(4)	—
Total Retail brokerage	1,347	1,285	5	7	(1)	(1)
Reinsurance brokerage	339	247	37	4	35	(2)
Total Risk and Insurance Brokerage Services	1,686	1,532	10	6	5	(1)
Consulting Segment:
Consulting services	299	289	3	5	2	(4)
Outsourcing	51	52	(2)	3	(3)	(2)
Total Consulting	350	341	3	5	2	(4)

Total Operating Segments	$2,036	$1,873	9%	6%	5%	(2)%

	Twelve Months Ended
(millions)	Dec. 31, 2009	Dec. 31, 2008	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk and Insurance Brokerage Services Segment:
Retail brokerage
Americas	$2,249	$2,280	(1)%	(2)%	—%	1%
United Kingdom	650	742	(12)	(9)	3	(6)
Europe, Middle East & Africa	1,392	1,515	(8)	(7)	—	(1)
Asia Pacific	456	491	(7)	(4)	(2)	(1)
Total Retail brokerage	4,747	5,028	(6)	(5)	—	(1)
Reinsurance brokerage	1,485	1,001	48	(4)	52	—
Total Risk and Insurance Brokerage Services	6,232	6,029	3	(4)	8	(1)
Consulting Segment:
Consulting services	1,075	1,139	(6)	(5)	1	(2)
Outsourcing	191	214	(11)	(7)	—	(4)
Total Consulting	1,266	1,353	(6)	(5)	1	(2)
Total Operating Segments	$7,498	$7,382	2%	(4)%	7%	(1)%

(1)	Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.

(2)	Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation

Reconciliation of Non-GAAP Measures - Segment Income and Diluted Earnings Per Share (Unaudited) (1)

	Fourth Quarter Ended December 31, 2009				Twelve Months Ended December 31, 2009
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated and Eliminations	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated and Eliminations	Total
Revenue	$1,700	$350	$23	$2,073	$6,305	$1,267	$23	$7,595

Income (loss) from continuing operations before income taxes - as reported	$196	$61	$(39)	$218	$914	$205	$(170)	$949
Restructuring charges	161	14	—	175	377	35	—	412
Pension curtailment	—	—	—	—	(54)	(20)	(4)	(78)
Anti-bribery and compliance initiatives	4	—	—	4	7	—	—	7
Benfield integration costs	2	—	—	2	15	—	—	15
Income (loss) from continuing operations before income taxes - as adjusted	$363	$75	$(39)	399	$1,259	$220	$(174)	1,305
Income taxes (2)				103				354
Income from continuing operations - as adjusted				296				951
Less: Net income attributable to noncontrolling interests				20				45
Income from continuing operations attributable to Aon stockholders - as adjusted				$276				$906
Diluted earnings per share from continuing operations - as adjusted				$0.96				$3.11

Weighted average common shares outstanding - diluted				287.8				291.1

Pretax income margins - as adjusted	21.4%	21.4%	N/A	19.2%	20.0%	17.4%	N/A	17.2%

	Fourth Quarter Ended December 31, 2008				Twelve Months Ended December 31, 2008
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated and Eliminations	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated and Eliminations	Total
Revenue	$1,569	$342	$(5)	$1,906	$6,197	$1,356	$(25)	$7,528

Income (loss) from continuing operations before income taxes - as reported	$213	$55	$(91)	$177	$867	$209	$(197)	$879
Restructuring charges	78	9	—	87	237	17	—	254
Pension curtailment	6	1	1	8	6	1	1	8
Anti-bribery and compliance initiatives	11	—	—	11	42	—	—	42
Benfield costs	2	—	44	46	2	—	50	52
Gain on sale of land	—	—	—	—	(5)	—	—	(5)
Income (loss) from continuing operations before income tax - as adjusted	$310	$65	$(46)	329	$1,149	$227	$(146)	1,230
Income taxes (2)				93				340
Income from continuing operations - as adjusted				236				890
Less: Net income attributable to noncontrolling interests				4				16
Income from continuing operations attributable to Aon stockholders - as adjusted				$232				$874
Diluted earnings per share from continuing operations - as adjusted				$0.80				$2.87

Weighted average common shares outstanding - diluted				291.4				304.5

Pretax income margins - as adjusted	19.8%	19.0%	N/A	17.3%	18.5%	16.7%	N/A	16.3%

(1)

Certain noteworthy items impacting pretax income in 2009 and 2008 are described in this schedule. The income (loss) from continuing operations before income taxes, diluted earnings per share from continuing operations and related margins shown with the caption “as adjusted” are non-GAAP measures.

(2)

Tax rate for continuing operations is 25.4% and 28.2% for the fourth quarters ended December 31, 2009 and 2008, respectively, and 28.2% and 27.5% for the twelve months ended December 31, 2009 and 2008, respectively (U.S. GAAP). All reconciling items for the twelve month periods are taxed at the effective tax rate. However, the twelve months 2009 U.S. GAAP effective tax rate was adjusted to 27.1% to exclude the impact of the 40% tax rate applied to the $83 million U.S. pension curtailment gain.

Aon Corporation

Restructuring Plans (Unaduited) (1)

2007 Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2007	Full Year 2008	Fourth Quarter 2009	Full Year 2009	Total Incurred to Date	Estimated Total
Workforce reduction	$17	$166	$133	$251	$434	$510
Lease consolidation	22	38	22	78	138	149
Asset impairments	4	18	8	15	37	39
Other costs associated with restructuring	3	29	2	13	45	52
Total restructuring and related expenses	$46	$251	$165	$357	$654	$750

By Segment:

Risk and Insurance Brokerage Services	$41	$234	$151	$322	$597	$683
Consulting	5	17	14	35	57	67
Total restructuring and related expenses	$46	$251	$165	$357	$654	$750

Benfield Restructuring Plan

By Type:

		Operations
(millions)	Purchase Price Allocation (2)	Fourth Quarter 2009	Full Year 2009	Estimated Total
Workforce reduction	$32	$7	$38	$98
Lease consolidation	22	3	14	49
Asset impairments	—	—	2	5
Other costs associated with restructuring	1	—	1	3
Total restructuring and related expenses	$55	$10	$55	$155

(1)

In the Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits,” lease consolidations and other costs associated with restructuring are included in “Other general expenses,” and asset impairments are included in “Depreciation and amortization.”

(2)	Represents costs associated with the execution of restructuring activity identified at the acquisition date (November 30, 2008).

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	Dec. 31, 2009	Dec. 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$217	$582
Short-term investments	422	684
Receivables	2,052	1,990
Fiduciary assets (1)	10,835	10,678
Other current assets	463	355
Assets held for sale	—	237
Total Current Assets	13,989	14,526
Goodwill	6,078	5,637
Other intangible assets	791	779
Fixed assets, net	461	451
Investments	319	332
Other non-current assets	1,320	1,215
TOTAL ASSETS	$22,958	$22,940

LIABILITIES
CURRENT LIABILITIES
Fiduciary liabilities	$10,835	$10,678
Short-term debt	10	105
Accounts payable and accrued liabilities	1,535	1,560
Other current liabilities	260	314
Liabilities held for sale	—	146
Total Current Liabilities	12,640	12,803
Long-term debt	1,998	1,872
Pension and other post employment liabilities	1,889	1,694
Other non-current liabilities	1,000	1,156
TOTAL LIABILITIES	17,527	17,525
TOTAL STOCKHOLDERS’ EQUITY	5,379	5,310
Noncontrolling interest	52	105
TOTAL EQUITY	5,431	5,415
TOTAL LIABILITIES AND EQUITY	$22,958	$22,940

(1)	Includes short-term investments: 2009 - $3,329, 2008 - $3,178.

Aon Corporation

Consolidated Statements of Income - Reflects the reclassification of non-fiduciary investment income and other items (unaudited)

	2007					2008					2009
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Revenue
Commissions, fees and other	$ 1,701	$ 1,747	$ 1,666	$ 1,940	$ 7,054	$ 1,848	$ 1,887	$ 1,754	$ 1,868	$ 7,357	$ 1,821	$ 1,863	$ 1,778	$ 2,059	$ 7,521
Investment income	42	45	49	44	180	45	44	44	38	171	25	19	16	14	74
Total revenue	1,743	1,792	1,715	1,984	7,234	1,893	1,931	1,798	1,906	7,528	1,846	1,882	1,794	2,073	7,595

Expenses
Compensation and benefits	1,040	1,097	1,047	1,157	4,341	1,154	1,143	1,131	1,153	4,581	1,014	1,134	1,119	1,330	4,597
Other general expenses	409	410	387	491	1,697	414	500	419	452	1,785	406	470	425	434	1,735
Depreciation and amortization	47	46	48	52	193	50	58	49	65	222	60	58	56	68	242
Total operating expenses	1,496	1,553	1,482	1,700	6,231	1,618	1,701	1,599	1,670	6,588	1,480	1,662	1,600	1,832	6,574
Operating income	247	239	233	284	1,003	275	230	199	236	940	366	220	194	241	1,021

Interest income	25	31	25	19	100	12	23	46	13	94	7	2	11	10	30
Interest expense	(35)	(34)	(33)	(36)	(138)	(33)	(31)	(32)	(30)	(126)	(29)	(26)	(32)	(35)	(122)
Other income (expense)	1	44	6	7	58	4	4	5	(42)	(29)	(1)	14	5	2	20
Income from continuing operations before income taxes	238	280	231	274	1,023	258	226	218	177	879	343	210	178	218	949
Income taxes	73	97	95	83	348	76	57	59	50	242	108	57	47	56	268
Income from continuing operations	165	183	136	191	675	182	169	159	127	637	235	153	131	162	681

Income (loss) from discontinued operations before income taxes	79	91	83	77	330	66	1,431	(57)	(184)	1,256	91	2	—	(10)	83
Income taxes	27	31	12	58	128	25	464	(19)	(55)	415	41	—	(3)	(66)	(28)
Income (loss) from discontinued operations	52	60	71	19	202	41	967	(38)	(129)	841	50	2	3	56	111

Net income (loss)	217	243	207	210	877	223	1,136	121	(2)	1,478	285	155	134	218	792
Less: Net income attributable to the noncontrolling interests	4	3	3	3	13	5	3	4	4	16	5	6	14	20	45
Net income (loss) attributable to Aon stockholders	$ 213	$ 240	$ 204	$ 207	$ 864	$ 218	$ 1,133	$ 117	$ (6)	$ 1,462	$ 280	$ 149	$ 120	$ 198	$ 747

Net income (loss) attributable to Aon stockholders:
Income from continuing operations	$ 161	$ 180	$ 133	$ 188	$ 662	$ 177	$ 166	$ 155	$ 123	$ 621	$ 230	$ 147	$ 117	$ 142	$ 636
Income (loss) from discontinued operations	52	60	71	19	202	41	967	(38)	(129)	841	50	2	3	56	111
Net income (loss)	$ 213	$ 240	$ 204	$ 207	$ 864	$ 218	$ 1,133	$ 117	$ (6)	$ 1,462	$ 280	$ 149	$ 120	$ 198	$ 747

Basic net income (loss) per share attributable to Aon stockholders (1):
Income from continuing operations	$ 0.53	$ 0.60	$ 0.44	$ 0.61	$ 2.18	$ 0.57	$ 0.56	$ 0.55	$ 0.44	$ 2.12	$ 0.81	$ 0.52	$ 0.41	$ 0.51	$ 2.25
Income (loss) from discontinued operations	0.17	0.19	0.23	0.06	0.66	0.13	3.25	(0.13)	(0.46)	2.87	0.18	—	0.01	0.20	0.39
Net income (loss)	$ 0.70	$ 0.79	$ 0.67	$ 0.67	$ 2.84	$ 0.70	$ 3.81	$ 0.42	$ (0.02)	$ 4.99	$ 0.99	$ 0.52	$ 0.42	$ 0.71	$ 2.64

Dilutive net income (loss) per share attributable to Aon stockholders (1):
Income from continuing operations	$ 0.49	$ 0.56	$ 0.41	$ 0.57	$ 2.04	$ 0.55	$ 0.54	$ 0.53	$ 0.42	$ 2.04	$ 0.79	$ 0.50	$ 0.40	$ 0.49	$ 2.19
Income (loss) from discontinued operations	0.16	0.18	0.22	0.06	0.62	0.12	3.12	(0.13)	(0.44)	2.76	0.17	0.01	0.01	0.20	0.38
Net income (loss)	$ 0.65	$ 0.74	$ 0.63	$ 0.63	$ 2.66	$ 0.67	$ 3.66	$ 0.40	$ (0.02)	$ 4.80	$ 0.96	$ 0.51	$ 0.41	$ 0.69	$ 2.57

Weighted average common shares outstanding - diluted	328.2	326.2	325.6	327.7	326.9	323.3	309.3	293.9	291.4	304.5	292.0	292.7	292.1	287.8	291.1

(1)

The basic and diluted earnings per share calculation was performed using the two-class method and included the impact of certain unvested share-based payment awards that have the right to receive nonforfeitable dividends.

Aon Corporation

Segments  — Reclassified for the changes in presentation of non-fiduciary investment income, equity income in non-consolidated subsidiaries, realized gains from investments, and investment expenses (unaudited)

	2007					2008					2009
(millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Revenue
Risk and insurance brokerage services segment
As reported	$ 1,429	$ 1,490	$ 1,411	$ 1,627	$ 5,957	$ 1,566	$ 1,610	$ 1,473	$ 1,581	$ 6,230	$ 1,550	$ 1,578	$ 1,489	$ 1,700	$ 6,317
Less: reclassification of non-fiduciary investment income	4	2	8	8	22	7	5	5	7	24	6	—	2	—	8
Less: reclassification of realized gains from investments	—	6	—	—	6	—	—	—	—	—	—	—	—	—	—
Less: reclassification of equity income of non-consolidated subsidiaries	1	3	4	3	11	—	2	2	5	9	1	1	2	—	4
As reclassified	1,424	1,479	1,399	1,616	5,918	1,559	1,603	1,466	1,569	6,197	1,543	1,577	1,485	1,700	6,305

Consulting segment
As reported	329	325	325	373	1,352	343	336	337	342	1,358	309	300	308	350	1,267
Less: reclassification of non-fiduciary investment income	—	1	—	—	1	—	1	1	—	2	—	—	—	—	—
Less: reclassification of realized gains from investments	—	5	—	—	5	—	—	—	—	—	—	—	—	—	—
Less: reclassification of equity income of non-consolidated subsidiaries	—	—	1	—	1	—	—	—	—	—	—	—	—	—	—
As reclassified	329	319	324	373	1,345	343	335	336	342	1,356	309	300	308	350	1,267

Unallocated
As reported	21	29	18	11	79	5	17	40	6	68	1	13	19	29	62
Less: reclassification of non-fiduciary investment income	21	28	17	11	77	5	17	40	6	68	1	2	9	—	12
Less: reclassification of realized gains from investments	—	1	1	—	2	—	—	—	—	—	—	—	1	—	1
As reclassified	—	—	—	—	—	—	—	—	—	—	—	11	9	29	49

Intersegment	(10)	(6)	(8)	(5)	(29)	(9)	(7)	(4)	(5)	(25)	(6)	(6)	(8)	(6)	(26)
Total	$ 1,743	$ 1,792	$ 1,715	$ 1,984	$ 7,234	$ 1,893	$ 1,931	$ 1,798	$ 1,906	$ 7,528	$ 1,846	$ 1,882	$ 1,794	$ 2,073	$ 7,595

Income (loss) before income taxes
Risk and insurance brokerage services segment
As reported	$ 238	$ 275	$ 231	$ 279	$ 1,023	$ 243	$ 234	$ 192	$ 220	$ 889	$ 328	$ 210	$ 188	$ 196	$ 922
Less: reclassification of non-fiduciary investment income	4	2	8	8	22	7	5	5	7	24	6	—	2	—	8
Less: reclassification of realized gains from investments	—	6	—	—	6	—	—	—	—	—	—	—	—	—	—
Less: reclassification of investment expense	5	(5)	(3)	(2)	(5)	—	—	(2)	—	(2)	—	—	—	—	—
As reclassified	229	272	226	273	1,000	236	229	189	213	867	322	210	186	196	914

Consulting segment
As reported	47	44	38	60	189	63	43	52	56	214	70	41	33	61	205
Less: reclassification of non-fiduciary investment income	—	1	—	—	1	—	1	1	—	2	—	—	—	—	—
Less: reclassification of realized gains from investments	—	5	—	—	5	—	—	—	—	—	—	—	—	—	—
Less: reclassification of investment expense	—	—	2	—	2	1	—	1	1	3	—	—	—	—	—
As reclassified	47	38	36	60	181	62	42	50	55	209	70	41	33	61	205

Unallocated
As reported	(47)	(39)	(38)	(65)	(189)	(48)	(51)	(26)	(99)	(224)	(55)	(41)	(43)	(39)	(178)
Add: reclassification of non-fiduciary investment income	4	3	8	8	23	7	6	6	7	26	6	—	2	—	8
Add: reclassification of realized gains from investments	—	11	—	—	11	—	—	—	—	—	—	—	—	—	—
Add: reclassification of investment expense	5	(5)	(1)	(2)	(3)	1	—	(1)	1	1	—	—	—	—	—
As reclassified	(38)	(30)	(31)	(59)	(158)	(40)	(45)	(21)	(91)	(197)	(49)	(41)	(41)	(39)	(170)

Total	$ 238	$ 280	$ 231	$ 274	$ 1,023	$ 258	$ 226	$ 218	$ 177	$ 879	$ 343	$ 210	$ 178	$ 218	$ 949

Income from continuing operations before income taxes - margins

Risk and insurance brokerage services
As reported	16.7%	18.5%	16.4%	17.1%	17.2%	15.5%	14.5%	13.0%	13.9%	14.3%	21.2%	13.3%	12.6%	11.5%	14.6%
As reclassified	16.1%	18.4%	16.2%	16.9%	16.9%	15.1%	14.3%	12.9%	13.6%	14.0%	20.9%	13.3%	12.5%	11.5%	14.5%

Consulting
As reported	14.3%	13.5%	11.7%	16.1%	14.0%	18.4%	12.8%	15.4%	16.4%	15.8%	22.7%	13.7%	10.7%	17.4%	16.2%
As reclassified	14.3%	11.9%	11.1%	16.1%	13.5%	18.1%	12.5%	14.9%	16.1%	15.4%	22.7%	13.7%	10.7%	17.4%	16.2%

Total
As reported	13.5%	15.2%	13.2%	13.7%	13.9%	13.5%	11.6%	11.8%	9.2%	11.5%	18.5%	11.1%	9.8%	10.5%	12.5%
As reclassified	13.7%	15.6%	13.5%	13.8%	14.1%	13.6%	11.7%	12.1%	9.3%	11.7%	18.6%	11.2%	9.9%	10.5%	12.5%